|||GOLDEN
   ||||AMERICAN                                  ROTH INDIVIDUAL
  |||||LIFE INSURANCE                            RETIREMENT ANNUITY
    |||COMPANY                                   RIDER


Golden American is a stock company domiciled in  Delaware.


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The following language amends and takes precedence over contrary language in the
Contract to which it is attached.

All references in this rider to:

     IRC or Code means the Internal Revenue Code of 1986 as amended and all rules and regulations thereunder. Contract means the policy, certificate or contract to which this rider is attached. Owner means the person ("insured" or "annuitant") covered by the contract.

1. This Contract may not be transferred, sold, assigned, discounted or pledged as collateral:
    (a)  for a loan;
    (b)  as security for the performance of an obligation; or
    (c)  for any other purpose;
    to any person other than to us under surrender or settlement.

2. The premiums applicable to this Contract will be applied to accumulate a retirement saving fund for the annuitant/Owner.

3. All contributions shall be in cash and the total of all contributions to all of your Roth IRAs for any taxable year shall not exceed the excess of (a) the lesser of $2,000 or 100% of your compensation over (b) the total amount of contributions you have made to your other non-Roth IRAs, except in the case of a recharacterization, or a qualified rollover contribution which meets the requirements of IRC Section 408(d)(3) and which is:(a) from another ROTH IRA [as defined in IRC Section 408A(b)]; (b) from an individual retirement account [as defined in IRC Section 408(a)]; or (c) from an individual retirement annuity [as defined in IRC Section 408(b)]..

     Subject to the coordinated IRA contribution limit, if you are also purchasing another ROTH IRA for your spouse, contributions to both ROTH IRAs cannot exceed $4,000, or 100% of your and your spouse's compensation, if less.

4. You may make the maximum contribution described above if (a) you are a joint tax filer and your modified adjusted gross income is $150,000 or less; or (b) you are a single tax filer and your modified adjusted gross income is $95,000 or less.

     The contribution limit is reduced if your modified adjusted gross income exceeds a fixed amount. If you are a joint tax filer, the "fixed amount" is $150,000 and the contribution limit is reduced by 20% of the excess of your modified adjusted gross income over $150,000. If you are a single tax filer, the fixed amount is $95,000 and contribution limit is reduced by 13.3% of the excess of your modified adjusted gross income over $95,000.

     A joint tax filer with a modified adjusted gross income of $160,000 or a single tax filer with a modified adjusted gross income of $110,000 will not be able to contribute to a ROTH IRA for that taxable year.

     Any refund of premiums (other than those attributable to excess contributions) will be applied before the close of the calendar year following the year of the refund. Any such refund will be applied towards the payment of future premiums or the purchase of additional benefits.

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5.   A rollover from a non-Roth IRA cannot be made to this Roth IRA if, for the year the amount is distributed from the non-Roth IRA, (i) the taxpayer's modified adjusted gross income for the taxable year in which the rollover is to occur exceeds $100,000; or (ii) the taxpayer is a married individual filing a separate return.

6. A regular contribution to a non-Roth IRA may be recharacterized as a regular contribution to a Roth IRA, pursuant to the rules in Section 1.408A-5 of the Internal Revenue Code.

7. Conversion of an individual retirement account or an individual retirement annuity to a ROTH IRA shall be treated as a distribution from an individual retirement plan (other than a ROTH IRA) maintained for the benefit of an individual which is contributed to a ROTH IRA maintained for the benefit of such individual in a rollover contribution qualifying under IRC Section 408(d)(3).

8. An individual's modified adjusted gross income for a taxable year is defined in Section 408A(c)(3)(C)(i) of the Internal Revenue Code and does not include any amount included in adjusted gross income as a result of a rollover from a non-Roth IRA (a "conversion")

9. No contributions will be accepted under a SIMPLE IRA Plan established by any employer pursuant to Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA Plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA Plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE IRA Plan.

10 All distributions made under this Contract, after the Owner's death, shall be made in accordance with the requirements of IRC Section 401(a)(9) including any regulations under that Section. The above Section and regulations are incorporated by reference.

    No amount is required to be distributed prior to the death of the individual for whose benefit the contract was originally established.

11. No provision of this Contract or any supplementary contract issued upon the death of the Owner in exchange for this Contract will apply where it permits or provides for settlement of such amount in any manner other than a complete distribution of the Owner's entire interest by December 31 of the calendar year containing the fifth anniversary of the Owner's death, except to the extent that:

    (a) If the Owner's interest is payable to a designated beneficiary, then the entire interest of the Owner may be distributed over the life of such beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that distributions start by December 31st of the year following the year of the Owner's death. If the beneficiary is the Owner's surviving spouse, distribution is not required to begin before December 31st of the year in which the Owner would have turned 70 1/2.

         Payments made under (a) above must be made at intervals of no longer than 1 year and must be either non-increasing or increasing as provided in Q&A F-3 of section 1.401 (a) (9)-1 of the proposed regulations.

    (b) If the designated beneficiary is the Owner's surviving spouse, the spouse may treat the Contract as his or her own Roth
         IRA.  This election will be deemed to have been made if the spouse:

         (i)      makes a regular IRA contribution to the Contract;
         (ii)     makes a rollover to or from such Contract;
         (iii) fails to elect either of the provisions in Sections 11 or 11(a) above.


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12. Life  expectancy  is computed by use of the expected return multiples in
    Table V of Section 1.72-9 of the Treasury Regulations. For purposes of distributions beginning after the Owner's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. An election not to recalculate shall be irrevocable by the surviving spouse and shall apply to all subsequent years.

     The life expectancy of a non-spouse beneficiary shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

13. For purposes of the rules governing Roth IRAs, "Compensation" includes wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) and includes earned income, as defined in IRC Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, IRC Section 401(c)(2) shall be applied as if the term "trade" or "business", for purposes of IRC Section 1402, include service described in IRC subsection (c)(6). In addition, "Compensation" includes any amount includible in the individual's gross income under IRC Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Section 71(b)(2). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a nondeductible contribution to a non-Roth IRA

      "Compensation" does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends), amounts not includible in gross income, or any amount received as a pension or annuity or as deferred compensation.

14. This Contract will be for the exclusive benefit of the Owner or his or her beneficiary. The entire interest of the Owner in this Contract will be nonforfeitable.

15. We will furnish annual calendar year reports concerning the status of this Contract, including information related to any distribution from the Contract.

16. We may amend this Contract to conform to the provisions of the IRC, Internal Revenue Regulations or published Internal Revenue Rulings.




      President /s/ Barnett Chernow       Secretary /s/ Myles R. Tashman



Customer Service Center
1475 Dunwoody Drive
West Chester, PA 19380
1-800-366-0066


GA-RA-1038 (03/01)